Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF

INCORPORATION

OF

Bridge Investment Group Holdings Inc.

1.	The name of this Corporation is Bridge Investment Group Holdings Inc.

2.

Its Registered Office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, Zip Code 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

3.

The nature of business and the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The Corporation is authorized to issue 2,500 shares with a par value of $0.01 per share.

5.	The name and mailing address of the incorporator is as follows:

Adam O’Farrell

111 East Sego Lily Drive, Suite 400

Sandy, UT 84070

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand on March 15, 2021.

By:	/s/ Adam O’Farrell

Name:	Adam O’Farrell

Its:	Incorporator